[Logo]FORUM
FINANCIAL GROUP            PORTLAND SEATTLE WARSAW   BERMUDA

                                                              April 23, 2001

Via EDGAR

Securities and Exchange Commission
Office of Document Control
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Memorial Funds
         File Nos. 811-8529; 333-41461

Ladies and Gentlemen:

         I am Secretary for Memorial Funds, CIK 0001045701. On April 19, 2001, a Preliminary Proxy, EDGAR submission header N-14 was filed and accepted under accession number 0001004402-01-500019. The Preliminary Proxy should have been filed using an EDGAR submission header PRES14A. On behalf of Memorial Funds, I request that the filing with accession number 0001004402-01-500019 be deleted.

         If you have any questions, please do not hesitate to call me collect at
(207) 879-1900, extension 6670.

                                                         Very truly yours,

                                                         /s/  D. Blaine Riggle
                                                              D. Blaine Riggle
                                                               Counsel
cc:    John Ganley
         Securities and Exchange Commission
       Anthony C.J. Nuland, Esquire
         Seward & Kissel LLP

TWO PORTLAND SQUARE
PORTLAND, MAINE 04101
TEL: 207-879-1900
FAX: 207-879-6050
WWW.FORUM-FINANCIAL.COM